UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2006

GTSI Corp.

Incorporated in Delaware

Commission File No. 0-19394

I.R.S. Employer Identification No. 54-1248422

3901 Stonecroft Boulevard

Chantilly, Virginia  20151-1010

(703) 502-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 13, 2006, GTSI Corp. (the “Company” or “GTSI”) and its wholly owned subsidiaries Technology Logistics, Inc., and GTSI Financial Services, Inc., SunTrust Bank and Bank of America, N.A. (the “Lenders”) executed a First Amendment to the Company’s Credit Facilities Agreement, dated as of June 2, 2006 (the “Credit Agreement”).

The First Amendment revised certain terms of several provisions of the Credit Agreement.  The First Amendment revised the following sections; Definitions, Payment/Reduction/Increase of Commitment, Indemnity, Post Closing Conditions, Notice of Litigation and Other Matters, as well as certain Exhibits.

On July 13, 2006, the Lenders assigned a portion of their Revolving Loan Commitment to a group of new lenders, by executing a Joinder and Master Assignment and Acceptance Agreement by and between GTSI and PNC Bank, N.A., Lasalle Business Credit, LLC, Textron Financial Corporation, and the CIT Group/Business Credit, Inc., as the new lenders.  By this agreement the aggregate principal amount of the loan under the Credit Agreement was also increased from $125 to $135 million.

On July 13, 2006, GTSI and its wholly owned subsidiaries also amended the Company’s subordinated secured term loan agreement with Crystal Capital Fund, L.P., dated June 2, 2006, by entering into an amendment with Crystal Capital Fund, L.P., under similar terms as the above referenced First Amendment.

The foregoing does not constitute a complete summary of the terms of these amendments, and reference is made to the complete text of the amendments, which are attached hereto as Exhibit 10.1 and Exhibit 10.2.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits.

10.1                           First Amendment dated as of July 13, 2006 between GTSI Corp., SunTrust Bank and Bank of America.

10.2                           First Amendment dated as of July 13, 2006 between GTSI Corp. and Crystal Capital Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By:	/s/ Thomas A. Mutryn
Thomas A. Mutryn
Senior Vice President and CFO

Date:  July  21, 2006